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          FDA ADVISORY PANEL RECOMMENDS DISAPPROVAL OF INAMED CORP'S
           PMA FOR THE LAP-BAND(R) SYSTEM OBESITY TREATMENT DEVICE


SANTA BARBARA, CA - JUNE 19, 2000 - Inamed Corporation (Nasdaq NM: IMDC) announced that an advisory panel on gastroenterology and urology devices has voted today 6-4 to recommend FDA rejection of the Premarket Approval Application (PMA) for the LAP-BAND(R) System for obesity treatment.

This decision was based on the view that the two years of clinical data presented by the Company was not sufficient. The panel suggested three years of data.

In the upcoming weeks Inamed will discuss with the FDA staff its requirements for conditions or additional data analysis which the agency might have. Earlier this month the FDA advised Inamed that it had granted expedited review status for the LAP-BAND(R) System PMA. It should be noted that today's panel vote is not binding on the FDA.

The LAP-BAND(R) Adjustable Gastric Banding System is designed to surgically treat people who are at least 100 pounds overweight. Approximately 11 million Americans are in this category. It is designed to be a less invasive and adjustable approach to obesity surgery, filling the gap between nonsurgical treatments for obesity (such as dieting, excercise and drugs) and more invasive surgical procedures (such as stomach stapling or gastric bypass). There are approximately 30,000 of those surgical procedures annually in the United States.

The LAP-BAND(R) System consists of a silicone band that is placed near the top of the stomach, creating a new, smaller stomach pouch. The inner surface of the band is inflated periodically with saline through an injection port that is placed in the abdominal muscle, thereby tightening the device and allowing less food to pass through the digestive system. Adjustments to the band are made by adding or removing saline through the injection port in an out-patient, non-surgical procedure. The original insertion of the band and injection port is done in a hospital-based, laparoscopic surgical procedure which typically takes less that an hour.

Ms. Ellen Duke, President and CEO of Inamed's BioEnterics Corp. subsidiary, said: "The PMA filing which was reviewed at today's advisory panel meeting included the results of a United States clinical study involving eight centers and 299 patients, an international study involving six centers and 441 patients, a literature review of over 1,000 publications and a meta-analysis of surgical literature comparing results

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of the LAP-BAND(R) System with the two most common obesity surgery procedures in the United States, namely stomach stapling and gastric bypass."

Ms. Duke continued: "Average sustained excess weight loss measured at two years after placement of the LAP-BAND(R) System was significant: 38% in the US study, 50% in the international study and 61% in the meta-analysis of the surgical literature. In comparision to stomach stapling and gastric bypass procedures, there was a significant reduction in the riskk of complications both during and shortly after LAP-BAND(R) System operations."

Ms. Duke concluded: "The most common postoperative complication for the LAP-BAND(R) System arose from slippage of the band: 23% in the US study, 17% in the international study and 4.2% in the Meta-analysis of published literature. These rates have been decreasing with improvement in the procedure and surgeon's increased experience. There are a number of corrective steps which can be taken in the event of band slippage, including deflation of the band, or laparoscopic correction, or laparoscopic removal and replacement of the band. Because the LAP-BAND(R) System procedure can be reversed without causing damgage to the digestive tract, removal of the band does not preclude the surgeon from performing a stomach stapling or gastric bypass procedure."

Inamed is a global surgical and medical device company engaged in the development, manufacturing and marketing of products for the plastic and reconstructive surgery, aesthetic medicine and obesity markets. Inamed sells a variety of lifestyle products used to make people look younger and more attractive, including breast implants for cosmetic augmentation and collagen-based facial implants to correct facial wrinkles and to improve lip definition.

Inamed also sells products which address women's health issues, including breast implants for reconstructive surgery following a mastectomy, and devices which treat severe obesity and urinary incontinence.

This release contains, in addition to historical information, forward-looking statements. Such statements are based on management's current expectations and are subject to a number of uncertanties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may cause such a difference include, but are not limited to, those described in the Company's annual report on Form 10-K for the year ended December 31, 1999.